KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces the Addition of Dale Thatcher to its Board of Directors and the Results of its Annual Meeting of Stockholders

Kingston, NY — August 9, 2017 – Kingstone Companies, Inc. (Nasdaq CM: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, announced today that Dale Thatcher has joined the Company's Board of Directors.

Mr. Thatcher brings more than 35 years of experience in the insurance and financial services industries. He is the founder of Atherstone Partners, a consulting practice in insurance and investments. Prior to starting his company, Mr. Thatcher was Executive Vice President and Chief Financial Officer for Selective Insurance Group, Inc. and previously Chief Accounting Officer for the Ohio Casualty Group. He is a Certified Public Accountant (inactive), a Chartered Property and Casualty Underwriter and a Chartered Life Underwriter. He is an alumnus of the University of Cincinnati and Harvard University.

"We are very pleased that Dale has accepted our offer to join the Company's Board," said Barry Goldstein, KINS Chairman and Chief Executive Officer. "With a career spent in property and casualty insurance, he brings to our board a wealth of knowledge gathered while helping to grow a top-tier highly regarded carrier." Mr. Thatcher will join the Company's Audit Committee and Nominating and Corporate Governance Committee, and will serve as Co-Chair of the Insurance/Finance Committee.

Mr. Thatcher added "I am excited to join the Board of such a strong and growing company. I look forward to working with Barry, the Board and the Executive Team to continue and enlarge Kingstone's success.

The Company also announced the results of its annual meeting of stockholders, held today at the Company's headquarters in Kingston, New York. At the meeting:

- The Company's directors, Barry Goldstein, Jay Haft, Floyd Tupper, William Yankus and Carla D'Andre, were each re-elected to a one-year term, to expire at the next annual meeting of stockholders;
- The appointment of Marcum LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017 was ratified.

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Rhode Island, Connecticut, and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses in New York State, New Jersey and Pennsylvania.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-

looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Kingstone Companies, Inc.
Amanda Goldstein
Investor Relations Director
(516) 960-1319